Exhibit 3.2

CERTIFICATE OF ELIMINATION
OF THE
SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
OF
CONCURRENT COMPUTER CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Concurrent Computer Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.           The Certificate of Designations filed on March 1, 2016 and constituting part of the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Designations”), authorizes the issuance of 14,000 shares of Series Preferred Stock of the Corporation, par value $0.01 per share, designated as Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”).

2.           Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series B Junior Participating Preferred Stock (“Series B Preferred Stock”) are outstanding and none of the authorized shares of such series of Series Preferred Stock will be issued subject to the Certificate of Designations with respect to the Series B Preferred Stock filed on March 1, 2016 and constituting part of the Corporation’s Restated Certificate of Incorporation, as amended; and

RESOLVED, that the Secretary of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) in accordance with Section 103 of the DGCL, substantially in the form attached as an exhibit to these resolutions, with such changes therein as the Secretary may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by the Secretary’s execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the Series B Preferred Stock in the Restated Certificate of Incorporation of the Corporation, as amended, shall be eliminated and the shares of the Series B Preferred Stock shall resume the status of authorized and unissued shares of Series Preferred Stock, par value $0.01 per share, of the Corporation, without designation as to series.

3.           Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series B Preferred Stock in the Corporation’s Restated Certificate of Incorporation, as amended, hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of Series Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to duly execute this Certificate of Elimination on this third day of November, 2016.

CONCURRENT COMPUTER CORPORATION

By:	/s/ Davina Furnish
	Name:	Davina Furnish
	Time:	SVP, General Counsel & Secretary